EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Shire Income Access Share Trust dated February 22, 2017, appearing in the Annual Report on Form 10-K of Shire plc for the year ended December 31, 2016.

/s/ DELOITTE LLP

DELOITTE LLP

London, United Kingdom

December 13, 2017